Exhibit 99.1

[Huron Consulting Group Logo]
News

FOR IMMEDIATE RELEASE
February 28, 2007

Huron Consulting Group Amends Credit Agreement

CHICAGO - February 28, 2007 - Huron Consulting Group (NASDAQ: HURN), a leading provider of financial and operational consulting services, today announced it has increased its existing credit facility with a bank group led by LaSalle Bank, N.A., which also includes JPMorgan Chase Bank, N.A., Fifth Third Bank, Bank of America, N.A., and National City Bank.

"The increase in our line of credit provides us with the financial flexibility to continue to expand our business and consider selective acquisitions that can serve new and existing clients," said Gary L. Burge, chief financial officer, Huron Consulting Group. "We are delighted to continue our strong relationship with LaSalle Bank, JPMorgan Chase Bank, and Fifth Third Bank and we look forward to working with Bank of America and National City Bank.”

The agreement, expiring in February 2012, is an unsecured revolving credit facility and increases the Company's line of credit from $130 million to $175 million. In addition, the new agreement allows for an option to increase the line of credit up to $225 million.

About Huron Consulting Group
Huron Consulting Group helps clients effectively address complex challenges that arise in litigation, disputes, investigations, regulatory compliance, procurement, financial distress, and other sources of significant conflict or change. The Company also helps clients deliver superior customer and capital market performance through integrated strategic, operational, and organizational change. Huron provides services to a wide variety of both financially sound and distressed organizations, including Fortune 500 companies, medium-sized businesses, leading academic institutions, healthcare organizations, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

Statements in this press release, which are not historical in nature and concern Huron Consulting Group’s current expectations about the company’s reported results for 2006 and future results in 2007 are "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or “continue.” These forward-looking statements reflect our current expectation about our future results, performance or achievements, including without limitation, that our business continues to grow at the current expectations with respect to, among other factors, utilization and billing rates, number of billable consultants, and number of other revenue-generating professionals; that we are able to expand our service offerings; that we successfully integrate the businesses we acquire; and that existing market conditions do not change from current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Therefore you should not place undue reliance on these forward-looking statements. Please see “Risk Factors” in our Form 10-K and in other documents we file with the Securities and Exchange Commission for a complete description of the material risks we face.

Media Contact:
Jennifer Frost Hennagir
312-880-3260
jfrost-hennagir@huronconsultinggroup.com

Investor Contact:
Gary L. Burge, Chief Financial Officer
312-583-8722
garyburge@huronconsultinggroup.com

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